Exhibit 5.1

[JENKENS & GILCHRIST, LLP LETTERHEAD]

March 23, 2006

PhotoMedex, Inc.
147 Keystone Drive
Montgomeryville, Pennsylvania 18936

Re: PhotoMedex, Inc.

Gentlemen:

We have acted as counsel for PhotoMedex, Inc., a Delaware corporation (the "Company") of the offering and sale of up to 3,560,000 shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock), including: (i) up to 400,000 shares (the "Reserved Investment Plan Shares") of Common Stock reserved for issuance pursuant to the PhotoMedex 2005 Investment Plan, (ii) up to 2,300,000 shares (the "Reserved Equity Compensation Plan Shares," and together with the Reserved Investment Plan Shares, the "Reserved Plan Shares") of Common Stock reserved for issuance pursuant to the PhotoMedex 2005 Equity Compensation Plan, and (iii) 860,000 restricted shares (the "Outstanding Shares") issued pursuant to the PhotoMedex 2005 Equity Compensation Plan (collectively, the "Plans"). A Registration Statement on Form S-8 covering the Shares (the "Registration Statement") is being filed under the Securities Act of 1933, as amended (the "Securities Act") with the Securities and Exchange Commission.

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In acting as counsel to the Company, we have examined originals or copies, certified to our satisfaction, of such documents, certificates, corporate records and other instruments, as we have deemed necessary. In addition, we have examined such books and records of the Company, as in our judgment, is necessary or appropriate to enable us to render the opinions expressed below.

We are opining herein only as to the effect of the federal laws of the United States and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or in the case of the State of Delaware, any other laws, including without limitation, any matters of municipal law or the laws of any other local agencies within the State of Delaware.

PhotoMedex, Inc.
March 23, 2006

Based upon the foregoing, it is our opinion that (i) the Outstanding Shares are duly authorized, validly issued, fully paid and non-assessable, and (ii) the Reserved Plan Shares are duly authorized and, upon the issuance of the Reserved Plan Shares in accordance with the terms of the Plans and in conformity with the certificate of incorporation of the Company, as amended and restated and in effect as of the date hereof, such Reserved Plan Shares will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement. By giving you this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement, within the meaning of the term "expert," as used in Section 11 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder, or Item 509 of the Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,

/s/ Jenkens & Gilchrist, LLP

JENKENS & GILCHRIST, LLP